Exhibit 5.1

September 19, 2023

Scinai Immunotherapeutics Ltd.

Jerusalem BioPark, 2nd floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Scinai Immunotherapeutics Ltd. (the “Company”), an Israeli company, in connection with the issue and sale by the Company of it securities, consisting of (i) 400,000 American Depositary Shares (the “Offering ADSs”), each representing 400 ordinary shares (“Ordinary Shares”), no par value per share of the Company (the “ADSs”) and (ii) Pre-Funded Warrants (the “Warrants) to acquire up to 746,552 ADSs, all in connection with the Securities Purchase Agreement dated September 15, 2023 (the “Purchase Agreement”) by and between the Company and the purchaser identified on the signature pages thereto (the “Purchaser”). The Offering ADSs and the Warrants are being issued pursuant to registration statement on Form F-3 (File No. 333-274078) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) the related base prospectus which forms a part of the Registration Statement, and the prospectus supplement dated September 15, 2023 (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus Supplement, the Company’s Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the (i) Ordinary Shares underlying the Offering ADSs to be sold to the Purchaser as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of the Offering ADSs and payment therefor in accordance with the Purchase Agreement, will be, validly issued, fully paid and non-assessable and (ii) Ordinary Shares issuable upon exercise of  the Warrants, upon payment for the Warrants in accordance with the Purchase Agreement, have been duly authorized and when such Ordinary Shares are issued and delivered by the Company upon exercise of the Warrants against receipt of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K dated September 19, 2023 which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus Supplement.

In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Goldfarb Gross Seligman & Co.
Goldfarb Gross Seligman & Co.